June 30, 1998
C.E.C. Properties
1500 West Balboa Boulevard
Suite 201
Newport Beach, CA 92663

Gentlepersons:

         We have acted as counsel for CEC Properties, Inc. (the "Company" and the Selling Shareholders (the "Selling Shareholders") in connection with the proposed public offering by the Selling Shareholders of 2,835,500 shares of its Common Stock, $.01 par value ("Shares"), and the registration under the Securities Act of 1933, as amended, of said Shares.

         On the basis of such investigation as we have deemed necessary, we are of the opinion that

         (1) The Company has been duly incorporated and is validly existing under the laws of Delaware.

         (2) The Shares to be sold by the Selling Shareholders have been duly authorized and, when issued by the Company, will be legally issued by the Company, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 which you are filing in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended, and to the reference to us under the heading "Legal Matters" in the related prospectus.

                                            Very truly yours,

                                            /s/ Cohen & Lord

                                            COHEN & LORD, a P.C.